Exhibit 10.7.11

Summary Description of the Company’s 2010 NOI Growth Incentive Plan
As Approved by the Board of Directors on December 11, 2009

On December 11, 2009, the Company’s Board of Directors also approved a Company-wide NOI Growth Incentive Plan for the 2010 calendar year, applicable to all full-time employees who are employed with the Company throughout the period commencing January 1, 2010 and ending on the date of any payout under the plan (anticipated to occur in February 2011). Under this plan, each participating employee will be eligible to receive an incentive payment equal to 5% of their 2010 base salaries (excluding all other bonuses or incentives of any type) for each full 1% growth in the Company’s same-center 2010 Portfolio Net Operating Income (NOI) over 2009 actual Portfolio NOI. Same-center Portfolio NOI, and the associated growth percentage for purposes of this plan, will be measured as reported for GAAP purposes in the Company’s financial statements, and partial percentage point increases will not be counted in determining the amount of any incentive payout. Since incentive payments under this plan will only be triggered if the Company realizes incremental positive improvements in 2010 Portfolio NOI, they will not be subject to the Company’s previously announced decision that all other annual employee bonuses will be subject to a 50% reduction in light of current economic conditions and the Company’s ongoing cost containment policies.

The following table illustrates the potential incentive payments under this plan, for each full 1% growth in the Company’s same-center 2010 Portfolio Net Operating Income, to the three individuals who currently qualify as “named executive officers” of the Company pursuant to Item 402(a)(3) of Securities and Exchange Commission Regulation S-K:

Name:	Title Effective January 1, 2010:	Base Salary:	Potential 5% Bonus for Each 1% Growth in 2010 Same-Center Portfolio NOI:
Charles B. Lebovitz	Chairman of the Board of Directors	$592,833	$29,642
John N. Foy	Vice Chairman of the Board, Chief Financial Officer, Secretary and Treasurer	$526,320	$26,316
Stephen D. Lebovitz	Director, President and Chief Executive Officer	$525,000	$26,250